Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of Oportun Financial Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 15, 2025

By:	/s/ Brian A. Finn
Brian A. Finn, Managing Member of Finn Management GP LLC, its General Partner

Finn Management GP LLC

By:	/s/ Brian A. Finn
Brian A. Finn, Managing Member

FINDELL CAPITAL MANAGEMENT LLC

By:	/s/ Brian A. Finn
Brian A. Finn, Member

Finn Brian

By:	/s/ Brian A. Finn
Brian A. Finn